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                                                                  EXHIBIT 10.10



                         COLLECTIVE BARGAINING AGREEMENT



                                     BETWEEN



                             FILENE'S BASEMENT INC.



                                       AND



                           UNITED FOOD AND COMMERCIAL
                        WORKERS UNION LOCAL 1445, AFL-CIO






                                                    Effective: February 1, 1998
                                                    Expires: February 4, 2002





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                                TABLE OF CONTENTS

                                                                           PAGE

ARTICLE I -- AGREEMENT......................................................  3

ARTICLE II -- RECOGNITION...................................................  4

ARTICLE III -- JURISDICTION.................................................  5

ARTICLE IV -- CHECKOFF......................................................  8

ARTICLE V -- COMPANY RIGHTS.................................................  9

ARTICLE VI -- WORKING SCHEDULES............................................. 10

ARTICLE VII -- OVERTIME..................................................... 23

ARTICLE VIII -- FUNERAL LEAVE............................................... 26

ARTICLE IX -- WAGES......................................................... 27

ARTICLE X -- PROMOTIONS, TRANSFERS & LAYOFFS................................ 35

ARTICLE XI -- SEPARATION ALLOWANCE.......................................... 39

ARTICLE XII -- USE OF COMPANY RECORDS....................................... 41

ARTICLE XIII -- VACATIONS................................................... 42

ARTICLE XIV -- LEAVE OF ABSENCE............................................. 45

ARTICLE XV -- DISCOUNTS..................................................... 47

ARTICLE XVI -- GRIEVANCE INVESTIGATION...................................... 48

ARTICLE XVII -- CONTRIBUTIONS............................................... 50

ARTICLE XVIII -- PUBLICITY & ANNOUNCEMENTS.................................. 50

ARTICLE XIX -- UNIFORMS..................................................... 50

ARTICLE XX -- INSURANCE..................................................... 52



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ARTICLE XXI -- CONTRACTUAL OBLIGATION....................................... 59

ARTICLE XXII -- VALIDITY.................................................... 60

ARTICLE XXIII -- GRIEVANCE PROCEDURE........................................ 61

ARTICLE XXIV -- ARBITRATION................................................. 63



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                                    ARTICLE I

                                    AGREEMENT

         This collective bargaining agreement between Filene's Basement Inc., hereinafter referred to as the "Company", and the United Food and Commercial Workers Union, Local 1445, AFL-CIO, its successors or assigns, hereinafter referred to as the "Union", shall become effective on the date of its execution and shall continue in full force and effect until February 4, 2002, and thereafter, from year to year, unless notice of requested modifications or termination is given by either of the parties hereto by notice in writing to the other party mailed or delivered at least sixty (60) days prior to February 4, 2002, or February 1 of any subsequent year. Each party agrees that if such notice is given, negotiations shall be started within thirty (30) days and that the parties shall make every reasonable effort to reach an agreement before the expiration of the contract. Should no renewal agreement be consummated by February 4, 2002, or February 1 of an year thereafter, the terms of the agreement shall be extended until ninety (90) days have expired from the date on which notice was given, as herein above set forth, when by joint agreement of both parties the unresolved issues may be referred to arbitration. Notwithstanding the terms of this contract, its expiration date, or any extensions thereof, Article XX(G) shall be construed as a separate contract which shall continue in effect until such time as the Filene's Basement Employees Retirement and Profit Sharing and Savings Plan may be terminated or modified, in accordance with the Provisions of said Plan.


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                                   ARTICLE II

                                   RECOGNITION

A. The Company recognizes the Union as the sole collective bargaining agent with respect to rates of pay, wages, hours of employment, or other terms, tenure or conditions of employment for all employees coming under the jurisdiction of the Union; as hereinafter provided, in the Boston store. This agreement is limited to and embraces only such matters as are specifically set forth herein, except as the parties in writing may add to or modify this agreement.

         The Company and the Union agree not to discriminate against any individual with respect to hiring, compensation, and other terms and conditions of employment because of an individual's race, color, religion, sex, national origin or age, as provided by law, nor will they limit, segregate or classify employees in any way to deprive any individual employment opportunities because of race, color, religion, sex, national origin or age, as provided by law.

B. The Company agrees that they will not exercise or countenance any discrimination, interference, restraint, or coercion by the Company, or any of their agents, servants, or employees against any employee because of membership in the Union or because of any lawful activities in behalf of the Union.



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                                   ARTICLE III

                                  JURISDICTION

A. The Union shall have jurisdiction over all employees sixty (60) days on the Company's regular payroll with the following exceptions:

         1.       Members of the following Unions:

                  Carpenters' District Council of Boston and vicinity;

                  Brotherhood of Painters, Decorators, and Paper Hangers District Council 35;

                  International Brotherhood of Fireman, Oilers, Local Number 3;

                  Boston Joint Board, Amalgamated Clothing Workers of America when employed in the occupation in connection with which the Company recognizes these Unions as collective bargaining agents;

         2. Officers of the Company, the Management Board and Executives, Executive Trainees for the first six (6) months of their employment, assistants



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         and secretaries. A new incumbent shall have the same status with respect to eligibility for Union membership as the employee whom he or she replaces;

         3. All employees in the following classifications: except Manufacturers' Representatives whose salaries are paid either in whole or in part by persons or corporations other than the Company, Protection Department;

                  Special employees, except as provided in Subsection (4); employees on Christmas seasonal payroll (employees hired between October 15th through the first Monday following the January Inventory); summer hires; other seasonal employees hired for (90) days or less, Personnel Division, College Cooperative Students, except in cases where employment continues beyond the regular Cooperative Student period, Payroll Clerks, Architects' Staff, Copywriters, Advertising Agents, Electrical Auxiliary Machine Operators; and,

         4. There shall be a ninety (90) day limit on the continued use of special employees, except in straight commission departments and replacement of regular employees on disability or leave of absence. Except as above provided when a job shall have been covered by one or more special employees for a total of ninety (90) days within a period of one hundred and twenty (120) working days, thereafter, such job shall be filled with payroll status.




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B.       Regular part-time employees under the jurisdiction of the Union shall be guaranteed a minimum of four (4) hours daily and twelve (12) hours weekly unless mutually agreed upon between the Company and the employee, to a maximum of 29.9 hours per week.

C. Article XX of this agreement shall not be applicable to part-time employees regularly scheduled to work less than fifteen (15) hours per week.

D. All employees, except those exempted in Section A above, shall be required as a condition of employment to join the Union after sixty (60) calendar days on the regular payroll of the Company, and to maintain such membership in good financial standing in accordance with the provisions relating to membership dues and initiation fees in the Constitution and Bylaws of the Union during the life of the contract.

E. An employee who has been in an excluded classification or position and is permanently transferred into one within the jurisdiction of the Union shall be required to resume his/her Union membership, and, if he/she has not formerly been a members of the Union, shall be required to join the Union within sixty
(60) calendar days after such permanent transfer. An employee permanently transferred from a position under the jurisdiction of the Union to an excluded position will become ineligible for membership in the Union on the satisfactory completion of the



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trial period, if any, but in any case not later than one (1) month after the transfer. Time spent over one (1) year in the excluded classification will not be applied to bargaining unit seniority.

F. All full time employee shall be deemed to be on probation during the first sixty (60) calendar days of employment on the regular payroll and all part time employees shall be deemed to be on probation during the first ninety (90) calendar days of employment on the regular payroll, during which time he/she may be discharged within the sole discretion of the Company. The probationary period may be extended by mutual agreement of the Company and the Union.

G. The Union agrees to indemnify the Company and save the Company harmless from any claims made against the Company by employees or any other party which may result directly or indirectly from the execution of this agreement or from inclusion in the contract of any provisions which may be invalid under the Labor Management Relations Act of 1947, as amended, or as a result of any action taken by the Company at the request of the Union.


                                   ARTICLE IV

                                    CHECKOFF



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         The Company agrees to deduct weekly from the earned wages of employees under the jurisdiction of the Union who individually authorize such deductions in writing on a form acceptable to the Company, initiation fees and dues, and once each calendar year a deduction for a political contribution, as provided under the Bylaws of the Union, and to remit same by check to the president of the Union each week.

                                    ARTICLE V

                                 COMPANY RIGHTS

         It shall be the exclusive right and responsibility of the Company, subject to and in conformity with the provisions of the agreement, to operate the business under the established policies and rules; to open new departments, stock new lines of merchandise, hire trained specialists to staff such departments if not otherwise available, or to discontinue departments or lines of merchandise; to hire, maintain order and efficiency, transfer, promote and demote, to lay off, suspend or otherwise discipline, or to discharge for reasonable cause, provided, however, that an aggrieved employee shall have the right of appeal through the grievance procedure any such matter not specifically excluded therein.

         It shall be within the Company's sole discretion to revise, eliminate, consolidate, or add job classifications; temporarily to transfer employees from selling to non-selling duties and vice-versa; to add non-selling or selling duties to an


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established job classification on a permanent or temporary basis, without additional compensation and without a reduction in compensation, provided that the added duties fall in the same or lower grade except that where less than all of the employees in a job classification are affected by such an addition, the change shall be applied to those employees with the least seniority. It is understood that this exposition of management rights is not all inclusive and it is agreed that it shall not be deemed to exclude other prerogatives generally recognized as the functions of management which are not herein specifically enumerated.

         In consideration of this agreement, the Union agrees to cooperate with the Company in maintaining and improving the skill, ability and production of its members as employees and in eliminating waste and abuse of privilege.

         The Union further agrees that full consideration shall be given to the necessity for efficient operation of the business.

                                   ARTICLE VI

                                WORKING SCHEDULES

A. The Company shall determine store open hours. Any changes in store open hours other than those necessitated by Federal or State order shall be discussed with the Union before announcement of such change is made.


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         The Company agrees that when a permanent opening occurs in any full-time sales job (thirty hours or more) or a part-time commission sales job (under thirty hours), notice of such opening will be posted in the store. Employees will have an opportunity to be considered for such openings. Job posting will be a minimum of five (5) working days. The Company shall provide copies of such postings to the appropriate stewards in the facility.

B. The regular schedule of hours for full-time status employees working forty (40) hours shall be five (5) days with no day totaling more than eight (8) hours.

C. Permanent changes in regular working schedules for classifications of less than one (1) hour and for individuals may be made at the discretion of the Company upon written notice of two (2) weeks to the Union, except that such notice may be waived by mutual agreement of the Company, the Union and the majority of the employees affected. The Company shall have sole right to make temporary changes in schedules to conform with changes in store open hours.

D. For figuring wage deductions for tardiness or absence, the smallest unit shall be six (6) minutes of any day. When there is a general problem with public transportation, no employee will be charged with a tardy.




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E.       All employees scheduled for more than six (6) hours may have at least one-half (1/2) hour for lunch, and such lunch or other meal time shall be unpaid and not included in the schedule of working hours.

F. The Company agrees that schedules shall be so arranged that the day's work is continuous, except for regular meal periods, not to exceed one (1) hour each, and for voluntary extra-duty assignments of employees in departments or classifications other than their own. Such voluntary extra-duty assignments may either precede or follow the employee's regular schedule for periods not to exceed four (4) hours a day.

G.       RELIEFS

         Daily reliefs for employees on a work schedule of more than four and one-half (4 1/2) hours shall be regularly scheduled as part of the working hours in employment classifications requiring very close application to operating equipment or necessitating actual station coverage. Other employees working on a regular daily schedule of more than four and one-half (4 1/2) hours shall, on request to the department head, be granted a daily relief period of twenty (20) minutes, to be arranged by the department head at a time when it will interfere least with operating or service requirements.

         In departments, workrooms, or sections where there is no supervisor in attendance, a daily relief period of twenty (20) minutes shall be regularly scheduled



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for every employee whose regular daily schedule exceeds four and one-half (4
1/2) hours.

H.       PAID HOLIDAYS


New Year's Day                            * Washington's Birthday (or another
Memorial Day                                holiday to be designated by the
Labor Day                                   Company)
Independence Day
*** Veterans' Day                           Columbus Day
**  Christmas Day                           Thanksgiving Day

* A day off in lieu of this holiday may be scheduled by the Company for each eligible employee within the period including the two (2) calendar weeks before and the four (4) calendar weeks after the holiday.

** A day off in lieu of this holiday may be scheduled by the Company for each eligible employee within the month of January.

*** Veterans' Day shall be a floating holiday with the following guidelines: employees shall receive time and one-half (1 1/2) for all hours worked on Veterans' Day; those employees who wish to participate in Veterans' Day



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         parades or meetings may do so with no penalty; employees may take off another day with pay, mutually agreeable between the employee and the Company, prior to the close of the year, or they may utilize that day or a personal day for the purpose of taking Martin Luther King Day as a paid holiday.

         TWO (2) PERSONAL DAYS:

         To be taken during the contract year at a time mutually agreeable between the employee and his or her immediate supervisor. At the discretion of the Company, associates will be permitted to utilize a personal day without advance approval for emergencies, illness of family members, or when weather conditions prevent the associates from reporting to work.

         If the store is closed on Easter Sunday employees scheduled to work on that Sunday will have an option to take a personal day or work those hours on one of their days off.

         Newly hired employees are eligible for two (2) personal days after completing six (6) months of employment. An employee discharged for theft or complicity in theft shall not be entitled to pay in lieu of unused Personal Days.

I.       HOLIDAYS AND DAYS OFF



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         1.       During the workweeks which include the eleven (11) holidays, all employees, except as are hereinafter provided for in subsections
         (2) and (3), who have been employed continuously on the regular payroll of the Company for sixty (60) calendar days preceding such holiday workweek and who work the regularly scheduled workdays immediately preceding and immediately following the holiday, unless the Company within its discretion waive such requirement for either of such workdays, shall be paid for such unworked holidays at his or her base rates. The Company shall have the right to change scheduled days off for any employees during said eleven (11) holiday workweeks during the period between Thanksgiving and Christmas, and in any week including a holiday or half holiday on which a store is open. In any other week containing a holiday or other regularly scheduled day of closing, the closed day shall be the only day off. Holiday pay for employees on a regular full-time schedule, except as hereinafter provided in subsection (2) below, shall be the basic daily wage that the individual employee would be paid if working his or her regular daily schedule.

                  Except for Washington's Birthday, Christmas Day, and the two
         (2) Personal holidays, employees on a regular weekly schedule of less than five (5) days, other than as provided in subsection (2) below, shall receive holiday pay for the hours regularly scheduled to be worked by any such employee on the day of the holiday. For the holidays of Washington's Birthday, Christmas Day



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         and the two (2) Personal holidays, whether they be scheduled workdays or not, and when a holiday occurs on a day that is not a regularly scheduled workday, the employee's holiday pay will be computed by dividing the regularly scheduled hours in his/her workweek by the regularly scheduled number of days in such week.

                  Anyone who works on a holiday automatically qualifies for the holiday regardless if they work the scheduled day before or the scheduled day after the holiday.

         2. Subject to the same qualifying and eligibility provisions set forth in Section (1), straight commission employees shall be paid for such unworked holidays on the basis of average weekly earnings prorated daily, as determined annually for the preceding twelve (12) month fiscal period of the Company for the purpose of establishing the vacation rate.

                  Such an employee who has qualified to receive holiday pay and is required by the Company to work on his/her scheduled day off during any one of the said eleven (11) holiday workweeks shall be paid for the time worked in accordance with the provisions of Schedule (C).




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         3.       Any employee otherwise qualified to receive holiday pay who takes his or her contractual vacation during a week in which any of the paid holidays as above defined falls, shall receive either a compensatory day off that is mutually agreeable between the employee and the Company to be assigned during the vacation period, or straight time pay for such holiday.

         4. There shall be no day off on the days of the taking of semi-annual inventories and any employee regularly scheduled to have such a day off shall instead be assigned another day off during the same week. The Company may also make changes in employees' scheduled days off during weeks in which the inventory is taken.

         5. Departmental working schedules shall be determined by the Company and, except in emergency or on days of store closing, shall be posted by 3:00 P.M. on Friday for the following workweek. Available days off shall be selected based upon seniority by classification within such supervisory areas as may be established by the Company.

         6. Temporary changes in days off may be made when mutually agreeable between the employee and his or her immediate supervisor no later than the Friday previous to the week of the change. Temporary changes in days off and work schedules may be made unilaterally by the Company between



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         Thanksgiving and Christmas, during holiday weeks, the two (2) weeks of semi-annual inventories, and with notice in the preceding workweek, once each calendar quarter the Company may temporarily change an employee's day off and work schedule for one (1) week. This latter provision shall apply to employees in sales and stock positions.

J.       STOCKTAKING

         For the taking of the semi-annual inventory, every regular employee shall be expected to work beyond his or her regular schedule. On such semi-annual stocktaking days the Company may arrange special schedules to meet service requirements. All hours worked by an employee over the number of hours in the regular full-time schedule will be paid for at the rate of time and one-half (1 1/2). An inventory allowance of five dollars ($5.00) shall be added to the compensation of any employee if he or she is assigned to work after 6:00 P.M. on semi-annual inventory as above set forth. Inventory night may be the second regularly scheduled night in the workweek and all employees are required to work until completion of inventory.

K.       CLASSES

         Such voluntary classes or courses of instruction, before or after store hours as are offered by the Company's Training Department in preparation for promotions, shall not be considered as working hours, nor included in the working schedule.




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L.       SALES EMPLOYEES

         Sales employee's duties will include the cleaning of tops of all glass and outside of showcases (in their own departments), including mirrors and the moving of racks and totes and the picking up of supplies.

M.       TEMPORARY SCHEDULES

         With the exception of employees classified as Merchandise Clerks, there shall be no temporary change of schedules, either full-time or part-time, without the assent of the Union, except in cases of emergency, during holiday workweeks, during the period from Thanksgiving to Christmas, to conform with store or department open hours, and as otherwise provided in this agreement and in Article VI, Sections C, I, and J.

         In the event of any temporary change in store open hours involving an earlier night closing, the starting time for second shift employees on the full-time schedule shall be changed by the Company as they deem necessary to provide for a full work schedule for such nights of earlier store closing.

N.       JURY DUTY

         An employee called for and accepted for jury duty, including Grand Jury duty, shall be granted leave of absence from work without loss of seniority for the time so spent. Upon submission of appropriate court document or endorsed check received



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for jury duty service, the employer shall pay the difference to the employee for each day or hours of jury duty which occurs on the employee's regularly scheduled workday between the straight time wages up to his/her regular schedule of weekly hours that would normally be paid by the employer and that received from such jury duty service, provided, however, the employee shall not be required to work at such times during the day when he/she is not required to perform jury duty service.

         The Company will comply with the applicable Juror Compensation Laws. Employees who are required to perform jury duty may be required to work a maximum of five (5) days including both Company and jury requirements, unless it is mutually agreeable between the employee and the supervisor to work the sixth
(6) day.

         Commission employees will receive the difference between their vacation average and jury duty pay.

O.       AVAILABILITY LISTS

         1. Extra hours in a classification on other than a permanent basis will be offered to employees in their classifications in a supervisor's area in Boston as follows:




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                  (a). An availability list will be posted by the first of the preceding month, and by the fifteenth of the preceding month employees must declare in writing their availability for hours over their normal schedule;

                  (b). Such extra hours will not change an employee's classification;

                  (c). Employees shall be chosen from the availability list by seniority on a rotating basis if present at work, for work performed on that day;

                  (d). The employee must take the entire schedule that provides the extra hours;

                  (e). If an employee is unavailable when asked in turn, that employee's name will be dropped from the list for the remainder of that month and for the succeeding month, unless previously excused;

                  (f). If no employee in a supervisor's area is available for such extra hours, the extra hours will be offered by seniority on a store-wide basis.

         2.       Sunday work will be offered as follows:




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                  (a). An availability list will be posted by the first of the preceding month, and by the fifteenth of the preceding month employees may declare themselves available for Sunday work in their classifications;

                  (b). Interested employees must sign for at least one (1) Sunday each month, except that for the months of June, July and August they must sign up for two (2) Sundays for each month, and the Company will provide work opportunity for that number of Sundays each month. For seniority purposes, all employees will be merged by classification. Preferential work assignments (hours and departments) will be made as the Company determines the need, by seniority on a rotating basis, of those names on the list, and if such hours and departments are available; and,

                  (c). If an employee is unavailable when asked in turn, that employee's name will be dropped from the list for the remainder of that month and for the succeeding month, unless previously excused.


P.       1.       The Company shall schedule a minimum of three (3) Monday
         through Friday shifts for commission employees, two (2) of which shall be for suits, and one (1) for sport coats and slacks.



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         2.       Sunday shifts for commission employees shall be 10:45 AM to
         5:45 PM and 11:30 AM to 6:30 PM and 12:30 PM to 7:30 PM. These shifts are subject to change if the opening and/or closing times of the store changes.

         3. During the regular work week, commission salespersons can work a maximum of five (5) days.



                                   ARTICLE VII

                                    OVERTIME

A. All full-time employees, except straight commission salespersons, shall be eligible for overtime compensation on a daily basis at the rate of time and one-half (1 1/2) in cash for time worked over and above their regularly scheduled working hours. Such overtime compensation shall not be paid for any period less than six (6) minutes in excess of the individual employee's regular daily schedule, but if overtime work runs to six (6) minutes or more, compensation shall be paid from the end of such regular schedule and shall be computed in six (6) minute units.

B. Except in cases of emergency, no employee shall be required to work overtime unless notified on the preceding business day.




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C.       The hourly overtime rate shall be computed on the basis of the average weekly schedule.

D. A part-time employee may be scheduled to work full-time for a period of a week or more at the employee's regular hourly rate, and such additional time shall be on a voluntary basis.

E. Part-time employees who are required to work beyond their regular daily schedule on a day-to-day basis shall be paid straight time for such work up to the full-time schedule.

F. Overtime compensation at the rate of time and one-half (1 1/2) for work performed in addition to regularly scheduled working hours shall be paid to straight commission employees assigned to non-selling duties, with the exception of inventory which will be paid at straight time, such compensation to be on the basis of average hourly earnings of the employee's department, computed annually on the last prior twelve (12) month departmental average ending the last Saturday of each fiscal year.

G. An employee who is required to work either on a holiday, or on a scheduled day off at times other than permitted under Article VI, Sections C, I and J, shall be compensated at the rate of time and one-half (1 1/2) for the time so worked in addition to holiday pay, if any. Overtime at premium time will not be paid until the sixth (6)



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day worked of any regular workweek, and the fifth (5) day worked in a paid holiday week.

H. An employee who volunteers and is scheduled to work on Sunday, shall be guaranteed four (4) hours pay at the rate of time and one-half (1 1/2), unless he or she has worked the six (6) days immediately preceding, in which event he or she shall be given a day off within the next six (6) days when necessary to comply with State Law. Employees hired who accept a schedule which included Sunday hours will be required to adhere to this schedule.

I. In case of an emergency closing, employees will not be paid if the Company has arranged for public notification by radio or telephone of such closing before the start of their schedule for the day, provided, however, employees who are in transit to work who missed the public notification of emergency closing and sign in at their location will be paid for their full scheduled shift.

J. The Company may require sales employees to work one (1) night which may include one (1) Saturday night every four (4) weeks. This limitation to one (1) Saturday night every four (4) weeks applies to all full-time sales associates. All employees may be required to work two (2) nights per week during the period between Thanksgiving Day and Christmas, and during the weeks in which



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semi-annual inventory is taken. Inventory night may be the second regularly scheduled night in the workweek.

                                  ARTICLE VIII

                                  FUNERAL LEAVE

         In the event of a death in the immediate family of a regular associate, he or she shall be allowed five (5) consecutive calendar days absence from work, beginning with the day after the date of death, to attend the funeral without loss of regular straight time pay for the straight time hours he or she would normally be scheduled to work.

         Immediate family shall mean parent, child, spouse, brother, sister, mother-in-law or father-in-law, step-parents, or any other permanent resident of the household. If the death falls within an associate's vacation week, the associate will be allowed that same five (5) calendar days in the following week on the same conditions with the same pay.

         Such associate will be given two (2) days off without loss of pay to attend the funeral of a family member, including brother-in-law or sister-in-law, son-in-law or daughter-in-law, aunt or uncle (if sister or brother of associate's parent), grandparents, other than the immediate family, in accordance with the Company's



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past practice. Such associate will be given one (1) day off without loss of pay to attend the funeral of a niece or nephew. If the death falls within an associate's vacation week, the associate will be allowed the same two (2) or one
(1) calendar days in the following week on the same conditions and with the same pay.


                                   ARTICLE IX

                                      WAGES

A.       RATE ADJUSTMENTS

         All regular full-time and part-time associates with over five (5) years of service on January 4, 1998, shall receive an increase of thirty-five cents (35(cent)) per hour on that date. All regular full-time and part-time associates with over one (1) year of service on January 4, 1998, shall receive an increase of thirty cents (30(cent)) per hour on that date. All regular full-time and part-time associates with less than one (1) year of service on February 6, 1998, shall receive an increase of twenty cents (20(cent)) per hour on the employee's first anniversary date.

         All regular full-time and part-time associates with over five (5) years of service on January 31, 1999, shall receive an increase of forty cents (40(cent)) per hour on that date. All regular full-time and part-time associates with over one (1) year of service on January 31, 1999, shall receive an increase of thirty-five cents (35(cent)) per hour on that date. All regular full-time and part-time associates with less than one (1) year of service on January 31 1999, shall receive an increase of twenty cents (20(cent)) per hour on the employee's first anniversary date.

         All regular full-time and part-time associates with over five (5) years of service on February 6, 2000, shall receive an increase of forty cents (40(cent)) per hour on that date. All regular full-time and part-time associates with over one (1) year of service on February 6, 2000, shall receive an increase of thirty-five cents (35(cent)) per hour on that date. All regular full-time and part-time associates with less than one (1) year of service on February 6, 2000, shall receive an increase of twenty cents (20(cent)) per hour on the employee's first anniversary date.

         All regular full-time and part-time associates with over five (5) years of service on February 4, 2001, shall receive an increase of forty-five cents (45(cent)) per hour on that date. All regular full-time and part-time associates with over one (1) year of service on February 4, 2001, shall receive an increase of forty cents (40(cent)) per hour on that date. All regular full-time and part-time associates with less than one (1) year of service on February 4, 2001, shall receive an increase of twenty cents (20(cent)) per hour on the employee's first anniversary date.

B. The Company shall have the sole discretion to hire new employees at a rate either within or above the rate ranges based upon experience as determined by the Company to be appropriate without effect on the wage rates of other employees, provided, however, that each full-time new employee shall receive an automatic increase of twenty-five cents (25(cent)) per hour after sixty (60) calendar days on the regular payroll, and for all part time employees after ninety (90) calendar days on the regular payroll.

C.       COMMISSION RATES

         1. A straight commission plan is one which pays an employee a stated percentage of the net amount of sales made or services performed by the employee.

         2. Commissions shall be paid to employees in the departments and at the rates provided in Paragraph 5 of this section.

         3. Straight commission employees shall be paid a weekly salary against commission earnings in an amount not exceeding seventy percent (70%) of their respective average weekly earnings as adjusted on June 1 of each year, computed on the basis of the average weekly earnings for the twelve (12) month period ending the previous January 31 and pro-rated daily for the current normal workweek. Employees on the payroll February 22, 1977, in straight commission departments, will have their deficits wiped out weekly. Employees hired after February 22, 1977, will have their deficits wiped out at the end of each fiscal month. Employees hired after February 6, 1995 will have their deficits wiped out at the end of each fiscal quarter. Employees hired after February 1, 1998 will have their deficits wiped out seasonally twice a year.

         4. Unidentified credits and debits will be charged against the house key in all commission departments. Any remaining such credits and debits will be apportioned on an equal basis among the salespersons in the department. At no time will credits be reduced to less than zero.


         STRAIGHT COMMISSION:

         (a). Men's Clothing - Boston Basement Store

                  The straight commission plan will be as follows:

                  Regular price and first markdown merchandise            6.5%
                  During all sales, other than auto.markdown              6.5%
                  Top Coats, Rain Coats, All Outerwear                    6.5%
                  Second markdown merchandise 50% off                       5%
                  Third markdown merchandise 75% off                        4%

         The Company agrees to provide a "Long Term Disability Program" that will be optional for commission personnel.

         Should these Men's Clothing Associates sell non-commission merchandise, they shall be paid at the rate of three percent (3%).

         Annual Incentive Bonus, based on the following schedule, will be paid each April: the formula for the straight commission bonus in the commission schedule will increase by .025%, to a maximum of one percent (1%) over the base rate for every ten percent (10%) of net sales over the average of the following areas:

                  Men's Clothing Boston Basement full-time
                  Men's Clothing Boston Basement part-time

         The average annual net sales for each area will be totaled as soon as the data is available after the close of business of the fiscal year. These totals will be the base for calculating the progressive bonus schedule for the following year.

         Part-time employees will participate in the bonus schedule as follows:

                  Part-time employees will develop their own base figures for the purpose of calculating the progressive bonus schedule. An average net sales per hour for part-time employees will be developed by taking the annual sum of all their sales and dividing this by the total annual hours worked by part-timers. The average sales per hour developed in Step 2 will be multiplied by 1904 (comparable annual hours of full-time sales employees). This will establish their annual base sales for purposes of the bonus schedule. The individual will have his/her annual sales divided by the number of hours worked to develop his/her individual sales per hour. This will then be multiplied by 1904 hours (comparable full-time salesperson annual hours). This annual net sales figure will be applied against the bonus schedule and the persons will receive a prorated share of the earned bonus (i.e., if the bonus on the schedule is $500.00 and the hours worked by the individual is 952, one-half the annual full-time equivalent, he/she will receive fifty percent (50%) of the bonus of $250.00).

LUMP SUM PAYMENT

         All full-time straight commission Men's Clothing associates shall receive a lump sum payment in each of the years of the contract payable semi-annually as follows:

                                  FEBRUARY                        AUGUST
                                  --------                        ------
           1998                    250.00                         250.00
           1999                    250.00                         250.00
           2000                    250.00                         250.00
           2001                    250.00                         250.00



         Such payment shall be one half (1/2) for part-time associates.

D.       PERMANENT CHANGES IN STATUS

         1.       PROMOTION

                  In the case of promotion, the employee's rate shall be increased to not less than the minimum of the new job grade.


         2.       TRANSFERS

                  No change of rate shall result from a transfer within the same grade, or to an excluded job classification having the same rate range; the transferred employee carries with him or her service accumulated toward the next salary advance. The employees seniority shall continue during the period of the transfer.


         3.       DEMOTION

                  The rate of a demoted employee shall be determined by current rates of like-service employees currently holding the same position, and if above maximum of the new range it shall be decreased to the new maximum. If the rate is within the new range, it shall not be decreased. If there is a job vacancy which the employee is considered by the Company to be qualified to fill, but which would result in a reduction to the lower wage of more than ten percent (10%), the reduction to the lower wage shall be deferred for the number of weeks that the employee has years of service on the regular payroll.

E.       TEMPORARY TRANSFERS

         1. Temporary transfers of over one (1) hour to a higher grade will be paid at the applicable rate of the higher rated job for the number of hours worked in the new classification. There will be no increased payments for such work less than one (1) hour.

                  (a). An employee transferred to sell in straight commission department for the full scheduled shift shall receive the commission rate for the department, but no other compensation. An employee on straight commission transferred to sell in a non-commission department shall receive his/her own commission rate.

                  (b). In the case of temporary transfers for vacation relief not to exceed two (2) weeks in each scheduled vacation period, there shall be no change in rate except for heavier duties.

         2.       OTHER TRANSFERS

                  A temporary transfer shall not cause a rate change. Time spent on such temporary placement shall count as time spent on the permanent assignment. Any rate change which would be granted to the employee, had he/she been retained on his/her permanent assignment, shall be effective on the date it would have otherwise become effective.

         3. The above rules shall be applied in the cases indicated and in similar situations which arise, so as to give due consideration both to the employee's rights and to his/her duty to accept such temporary or emergency assignments as the Company considers necessary to meet operating conditions as they arise.


                                    ARTICLE X

                         PROMOTIONS, TRANSFERS & LAYOFFS

         In consideration of promotion or transfer, seniority by job classification within a supervisor's area in Filene's Boston Basement Store shall be the determining factor where ability and fitness are considered by the Company to be substantially equal.

         Consideration for promotional transfer shall be given first to employees in the immediate department; next, to those in the supervisor's area; next, to those in the same store; and lastly, to those in other stores of the Company.

         For a period of thirty (30) days associates promoted or transferred pursuant to this Article shall be in a trial period during which either the Company or associate may effectuate a return of the associate to the associate's previous job.

APPLICATION OF SENIORITY

         1. Regular employees shall have their benefit date as their seniority date for purpose of layoff or recall.

         2. Separate shift seniority lists for each work group established by the Company, i.e., sales, stock, etc., shall be maintained for full-time employees, part-time day employees and part-time evening employees. The second shift shall include any employee whose regular schedule starts on or after 4:00 P.M.

         3. Weekly work schedules will be selected on the above seniority basis by those employees who are assigned within a department manager/supervisor's work group.

         4. If a layoff becomes necessary, the junior employee/employees within the work group, by classification affected (full-time or part-time) and shift that is being reduced, shall be laid off. Recalls will be made in the reverse order of layoff. All associates have recall rights after layoff for a period of time only equal to their length of employment, not to exceed one (1) year. An employee will be terminated if he/she fails to report within one (1) week of recall. The termination date will be the date of recall.

         5. In the event of a layoff due to a discontinuance of a department or reduction of force, the Company shall endeavor to arrange a transfer to another job classification for which the employee may be considered to be qualified. Otherwise, the employee will be transferred to the job of the least senior employee in the store, on which job he/she has prior satisfactory experience, and the displaced employee shall be laid off so that there will be no bumping. If there is a job vacancy which the employee is considered to be qualified to fill, but which would result in a reduction in weekly wage of more than ten percent (10%), the employee shall have the option of taking the separation allowance or the transfer to the lower rated job. If such transfer is made, the reduction to the lower wage shall be deferred for the number of weeks that the employee has years of service on the regular payroll.

         6. Company benefits will not accrue during layoff status, except as listed below:

                  (a). LIFE INSURANCE will cease on the day following the layoff but there will be a thirty-one (31) day period of grace in which the employee may convert all or part of this insurance. If the employee returns to work within one (1) year after the date of the layoff, his or her life insurance will be reinstated as of the date of his or her return to work;

                  (b).  SICK PAY will terminate on the first day of the layoff.

                  (c).  HEALTH INSURANCE

                           In the event of a layoff, health insurance may be
                  continued in accordance with the provisions of Cobra. If the employee returns to work within one (1) year after the date of the layoff, his/her health insurance will be reinstated as of the date of his/her return to work.

                  (d).  VACATIONS

                           If a vacation with pay is due an employee on the date
                  of layoff, he or she will be given his or her vacation entitlement on the date of layoff.

         7. At each location the Union may designate one (1) employee as Chief Shop Steward. Such employee will be the last to be laid off in his/her work group and classification, provided that he/she is qualified to perform the required work.

         8. If the layoff extends beyond one (1) year without recall to the same job or a comparable (same pay and hours) job, the employee will be terminated and separation allowance, if due, will be paid.


                                   ARTICLE XI

                              SEPARATION ALLOWANCE

         In the event of termination of employment due either to lack of work or job elimination, an employee, subject to the exceptions hereinafter provided, shall be entitled to a separation allowance based on his or her length of continuous service on the regular payroll and on his or her basic weekly salary, in accordance with the following schedule:


          SERVICE                          SEPARATION ALLOWANCE
          -------                          --------------------
          1 year                                   1 week
          2 years                                  2 weeks

and thereafter, an additional week's wages for each added year of service. An employee shall not be entitled to separation allowance who:

                  1.       Is discharged for just cause;

                  2. Has no break in employment with Filene's Basement Inc., or a sub-contractor or lessee of Filene's Basement Inc.;

                  3. Is discharged as a result of suspension or expulsion from the Union under the procedure provided in Article III, Section D of this agreement; and,

                  4. Resigns voluntarily, without action by the Company. If the same employee is entitled to both dismissal wage and vacation pay, he or she shall receive both.


                                   ARTICLE XII

                             USE OF COMPANY RECORDS

         The Company agrees to furnish the Union, or its duly constituted representatives or attorneys, opportunity to inspect and to take copies of such records as are required for the proper investigation of grievances under this agreement.

         In addition, the Company shall provide to the Union, on a timely basis, a list of new hires, changes and terminations, and twice a year on February 1 and September 1 a seniority list by location.


                                  ARTICLE XIII

                                    VACATIONS

         All regular employees who, on June 1 of any year, have completed one
(1) full year of service shall receive a full two (2) weeks' vacation with pay. All regular employees who on that date have been employed for more than six (6) months, but less than one (1) year, shall receive one (1) week's vacation with pay.

         All regular employees who have completed five, six, seven, eight or nine years of service prior to June 1 of any year, shall as of their anniversary date be entitled to three (3) weeks' vacation with pay, and for ten (10) or more years of service prior to June 1, four (4) weeks' vacation with pay.

         All employees who have completed twenty-five (25) or more years of service as of June 1st of any year shall receive five (5) weeks vacation with pay.

         In the event that June 1 of any year falls on a Sunday, entry on the regular payroll on June 2 of that year shall be considered as qualifying such employee for subsequent paid vacations in accordance with the schedule of vacation eligibility set forth in the Article.

         Employees who reach their fifth (5th) or tenth (10th) anniversary before May 31 may take an additional week of vacation in that vacation year. Such additional week of vacation may not be taken until the anniversary is reached.

         For straight commission employees the average weekly earnings figure of each employee, as computed annually to be effective on June 1 and pro-rated daily for the number of days in the current normal workweek, shall be the vacation pay base for vacations.

         For all other employees, vacation pay of one (1) week shall be their respective basic weekly wage. All vacations with pay shall be taken during periods designated by the Company and shall be subject to the following limitations for continuous absence; if an employee is absent sixty (60) days or more consecutively, one (1) day for the first sixty (60) days of consecutive absence and one (1) additional day for each subsequent thirty (30) days of absence will be deducted from the next vacation due, except that if such absence was due to illness or was the result of an injury incurred in the line of duty where contributory negligence is not a factor, no vacation credits will be withheld.

         Unless an exception is made by the Vice-President of Personnel, vacations shall begin on Sunday and be taken in one unbroken period. As far as possible, vacations shall be arranged that it will not be necessary to fill the place of any employee who is out. Vacation, therefore, shall not be grouped into one (1) month, but spread over the entire vacation period.

         A list of available vacation weeks will be posted by the Company, together with the number of employees in a supervisor's area who may take vacations in each available vacation week, each May 1, and shall be determined separately for full-time and part-time employees by total service on the shift, within the classification. An employee shall have the right by seniority to select his or her vacation period from the available weeks.

         Exclusive of the week of Thanksgiving through the week of Christmas, the Company may block out up to two (2) weeks per contract year in a department/supervisor's area during which time that associate may not sign up for a vacation. Employee selections shall be fixed by May 1; after which dates, any employee who has not selected a vacation period may select a period only from those vacation periods then available. Departmental employees will retain their vacation preference if an employee is transferred into the department after the vacations have been established for the vacation period.

         No employee may take more than two (2) weeks' vacation between July 1st and September 1st on the initial sign up in the spring. After all employees have chosen, those employees above may choose any open weeks in the summer that are still available.

         Employees absent due to illness or industrial accident, who fail to return during the vacation period, must schedule owed vacation time within three
(3) months of their return to work. Pay cannot be taken in lieu of time off.

         The Company will endeavor to maximize available vacation weeks during prime vacation time, except during business emergencies.

         When employees have left the location because of resignation or dismissal and have then returned, the date of re-employment shall be considered the date of employment for the purpose of calculating vacations, unless they have been reinstated with credit for former service.


                                   ARTICLE XIV

                                LEAVE OF ABSENCE

         The Company may grant leaves of absence at their discretion to employees with two (2) or more years of service without loss of rating on the part of the employee on return to work, except that where an employee has been on a leave of absence for over twelve (12) weeks for reasons other than sickness, accident or maternity leave, the Company may assign the employee to any job classification within the store which pays the same wage rate.

         Upon request of the Union, the Company agrees to grant leaves of absence without pay, but with full seniority rights, up to one (1) year at a time for not more than four (4) union officials.

         The Company shall continue their present policies with respect to granting leaves of absence for military service.

         The Company shall comply with the Family Medical Leave Act.

         While on unpaid leave of absence benefits such as employee discount and paid holidays are suspended.

         The Company shall permit one (1) steward per location to attend, without loss of pay, one (1) annual steward's seminar conducted by the Union.


                                   ARTICLE XV

                                   DISCOUNTS

         The Company agrees to maintain the cash discount policy, in effect on the date of the signing of this agreement, on items of merchandise and service on which employees were entitled to a discount on that date, as follows:

         A.       BASIC DISCOUNT

                  1. Associates of Filene's Basement shall be eligible to receive a twenty-five percent (25%) discount on Basement merchandise subject to the exclusions and conditions stated in the Basement's discount policy;

                  2. The Company will provide at least twice a year (spring and fall) a minimum of thirty percent (30%) discount on all items currently eligible for the twenty-five percent (25%) discount;

                  3. Once each year the Company shall have a family discount day in accordance with existing practice;

                  4. The employee discount will be provided to all Basement retirees.

         The Company further agrees to establish proper competitive discounts on merchandise or service not now carried but which may be carried in the future.

         The Union recognizes that this is a privilege which is to be guarded and protected from abuse, and agrees to cooperate with the Company in such action as may be necessary to the attainment of this end.

                                   ARTICLE XVI

                             GRIEVANCE INVESTIGATION

         Activities of Business Agents on the premises of the Company shall be confined to store open hours, except for such after hour meetings or conferences as may be approved by the Vice-President of Personnel. Business Agents may confer with the Labor Relations Manager at any time to secure information essential to cases which they are investigating, but they shall secure the permission of the Department Heads before talking with employees on their jobs, which permission shall not be unduly withheld. When they are investigating grievances, the settlement of which involves only equitable interpretation of a provision of the contract, or any existing rule or practice, they shall be recognized as empowered, under the direction of the Chief Business Agent, to reach an understanding and settlement with the Company' s official representative.

         Other Union representative who receive complaints for adjustments may transact such official business with the respective Department Heads as may be considered necessary during store hours, under the same conditions as in the preceding paragraph.

         It is understood and agreed that no deduction of wages shall be made by the Company for time so taken by such union representatives from their regular store duties for such conference with representatives of the Company.

         Representatives of the Union employed on a straight commission basis on the active payroll shall be compensated by the Company at their respective vacation rate for time taken during store hours for conferences with representatives of the Company.

                                  ARTICLE XVII

                                  CONTRIBUTIONS

         All requests for store wide contributions of funds shall be voluntary. Such requests for contributions from Union members shall be referred to the Union for approval.


                                  ARTICLE XVIII

                            PUBLICITY & ANNOUNCEMENTS

         The Union shall be permitted to use for announcement of a non-controversial nature such bulletin boards as are now in use, including the exclusive use of a bulletin board in the employees' lounge corridor, and such other boards as may be approved by the Company.


                                   ARTICLE XIX

                                    UNIFORMS

         The Company agrees to furnish and keep in condition the major garments (i.e., coat, trousers, dress or smock) of all uniforms or special apparel prescribed and required as standard for a department or job classification.

         Accessories such as shirts, ties, gloves, shoes and stockings, the wearing of which is required to conform to a uniform or other prescribed dress, will not be furnished by the Company, except in the case of an article which is not recognized as a necessity of ordinary dress or which would not be otherwise worn by the individual and which, therefore, would present an additional expense.

         When uniforms are worn not by requirement but by permission of the Company on the employee's request, such obligation on the part of the Company shall not apply.

         Nothing in this provision shall be construed as applying to the dress rules which specify colors, types of dress, etc., in season, to be worn by employees whose duties bring them in contact with customers.

         The shipping and receiving dock personnel in the downtown Boston store shall be provided appropriate winter vests or jackets and winter work gloves as soon as possible. The Company agrees to provide safety steel toe boots to those employees working on the Boston Store dock.


                                   ARTICLE XX

                                    INSURANCE

A.       WORKER'S COMPENSATION PAY MAKE-UP

         1. The Company shall compensate any regular employee injured in performance of store duty, wherein contributory negligence or disobedience of rules or orders is not established as a factor in such injury or resulting disability, for the full amount of the employee's financial loss, if any, between his or her net weekly straight time take home salary and the amount of Worker's Compensation Insurance for the period of disability only if such period of disability extends beyond four (4) months. In such case, an employee will be eligible for such pay make-up only for the fifth (5th) and sixth (6th) and seventh
         (7th) month of continued disability. The Company will consider on its merits a case of permanent disability, partial or total, extending more than six (6) months.


         2. The Company will reimburse up to five (5) days to employees who are absent due to an industrial accident and who return to work prior to the statutory waiting period (currently 21 days).


B.       SICK PAY

         After six (6) months of employment, regular employees who are absent from work because of non-occupational injuries or illness, shall receive two-thirds (2/3) of their basic weekly pay up to a maximum benefit of two hundred eighty dollars ($280.00) beginning February 1, 1998, three hundred dollars ($300.00) beginning January 31, 1999, and three hundred twenty dollars ($320.00) beginning on February 6, 2000, three hundred forty dollars ($340.00) beginning February 4, 2001. Benefits shall be paid after a two (2) day continuous absence for employees on the regular payroll for less than eight (8) years, after one (1) day continuous absence for employees who have been on the regular payroll for more than eight (8) years but less than fifteen (15) years, and employees who have less than one (1) year of service after three (3) days of absence. Employees with fifteen (15) years or more of service will have no waiting period. In cases where the Company deems it appropriate, proof of illness may be required. In either case, such payments will not exceed fifteen (15) weeks total in any consecutive twelve (12) month period. This benefit shall be provided for all regular employees whose regular work schedule is fifteen (15) or more hours per week. The waiting period for illness pay of one (1), two (2) or three (3) days will be eliminated for all eligible employees who are confined to a hospital. The maximum weekly benefit listed in this section is predicated on a five (5) day workweek. Eligible employees working less than a regular five (5) day workweek are entitled to benefits not to exceed the daily maximum benefits listed of $56.00, $60.00, $64.00 and $68.00 per day of absence. Employees requesting to leave work due to illness before the end of their scheduled workday will be paid only for all hours worked prior to leaving if they have not worked one-half (1/2) of their scheduled hours for the day. If they have worked over half of their scheduled hours, they will be paid for their full schedule for the day.

C.       LIFE INSURANCE

         After six (6) months of employment regular employees (over 14.9 hours) may participate in the Company's Life Insurance Program. An employee may purchase Life Insurance in excess of annual earnings in five thousand dollar ($5,000.00) increments to a maximum of twenty thousand dollars ($20,000.00). The Company will pay the premium for the first five thousand dollars ($5,000.00) of coverage. The employee may purchase additional coverage up to ten thousand dollars ($10,000.00) at a premium of forty-five cents (45) for each additional thousand dollars. The

Company will pay one-half (1/2) of the premium (45(cent) per thousand) for any additional insurance beyond ten thousand dollars ($10,000.00) to a maximum of twenty thousand dollars ($20,000.00).

         Employees must enroll within thirty-one (31) days of date of eligibility, which is either employment date or date of first eligibility (schedule change).


D.       HEALTH INSURANCE

         Effective August 1, 1998, all regular employees on the payroll one (1) year who wish to join the Company's health program and who work a schedule of thirty (30) hours or more a week will contribute for family coverage an additional weekly increase of:

                           $4.00 a week

         Effective August 1, 1998, the eligible employees, thirty (30) hours or more, shall have for a two (2) person plan an additional increase of:

                           $3.00 a week

         Effective August 1, 1998, the eligible employees, thirty (30) hours or more, shall have for individual coverage an additional increase of:

                           $1.50 a week

         For eligible part-time employees, 15 to 29.9 hours, the Company's contribution will be one-half (1/2) of its contributions for full-time employees.

         For employees hired after February 5, 1995, twenty (20) hours shall be required to participate in the health insurance program.

         The Company agrees to pay one-half (1/2) of all increases in the health insurance premiums in each of the last three (3) years effective August 1, 1999, 2000 and 2001.

E. The Company is currently investigating the feasibility of establishing a Dental Plan for the Company. If such a plan is established Bargaining Unit Employees will have the same opportunity to participate in the plan as all other company employees.


F.       HEALTH ENROLLMENT

         Associates may enroll in the health insurance program at the following times: within thirty (30) days of initial employment, thirty (30) days of first eligibility, thirty (30) days of first anniversary, change of family status, or during the open enrollment period.

         Health insurance benefits shall remain at current levels for the life of the agreement. The carrier may change during the life of the agreement.





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


G.       PENSION PLAN

         The parties agree that the provisions of the Filene's Basement Inc. Pension Plan and the Filene's Basement Inc. Thrift Incentive Plan, as supplemented, restated and amended, and as the same may in the future be supplemented or amended in accordance with their provisions, are included in and made part of the agreement.

         Notwithstanding the terms of this agreement or any other agreement between the Company and the Union of any amendment, supplement or modification thereof, and notwithstanding the termination date of this agreement or of any future agreements between the parties, it is agreed that until such time as the Pension or Thrift Plan may be terminated in accordance with its provisions, the Company shall be under no obligation, legal or contractual, to bargain or negotiate with the Union on any supplement or amendment of the Pension or Thrift Plan, or any other pension, retirement or profit sharing plan. Notwithstanding any other contractual or legal provisions, it is agreed that all questions arising in the administration, interpretation and application of the Pension or Thrift Plan shall be determined by the mechanism provided for in the plan, if any, or by the Company, as the case may be, all such determinations shall be final and binding on all persons. No disputes or disagreements with respect to or arising in any way under the provisions of the Pension or Thrift Plan shall be subject to the grievance procedures set forth in Article XXIII of this agreement or the arbitration procedure set forth in Article XIV of this agreement.

         All employees who were a participant of the Federated Department Store's (FDS) RITI Program in effect on July 29, 1988, have automatically been enrolled in the Filene's Basement, Inc. (FBI) Pension Plan. Those employees who did not qualify for enrollment into the FDS Plan prior to July 31, 1988, or who were hired after July 31, 1988, will automatically be enrolled into the FBI Pension Plan on the January 1st nearest the date they complete the Plan's eligibility requirement.

         The eligibility requirement that must be satisfied in order to be enrolled in the Plan is the completion of one thousand (1,000) hours of service during the first twelve (12) months of employment or any subsequent calendar year.

         The Pension benefit is earned during an employee's career at FBI. The accrued benefit is calculated using a defined formula that recognizes length of service and final average salary. A participant becomes fully vested in the accrued benefit upon the completion of five (5) years of service.

         The Plan provides for the full benefit to commence payments upon normal retirement age (age 65 for people born prior to 1937).

         A participant with ten (10) or more years of service, who is within ten
(10) years of their normal retirement age, may elect to receive an early retirement benefit.

This will result in a reduction of 4.8% of the normal retirement benefit for each year before normal retirement age that the pension starts.

         The Plan also provides for a disability benefit and a death benefit before retirement for eligible participants.

H.       THRIFT

         All employees who were enrolled in the FDS RITI Program are eligible to participate in the FBI, T.I. Program. Those employees not enrolled prior to July 31, 1988, will be eligible to participate in the Plan at the start of the quarter following the completion of the eligibility requirement.

         The eligibility requirement is the completion of one thousand (1,000) hours of service during the first twelve (12) months or any calendar year that begins after the date of hire.

         Employees of FBI, as of July 31, 1988, are automatically one hundred percent (100%) vested towards any future Company contributions. Future participants hired after July 31, 1988, will be subject to a three (3) year vesting schedule in which they will become one-third (1/3) vested with each completed year of service.

                                   ARTICLE XXI

                             CONTRACTUAL OBLIGATION

         The Company shall not engage in any lockout, and the Union and the employees shall not authorize, condone or engage in any strike, slowdown, picketing or cessation of work or other interference with the business during the life of the agreement by reason of any dispute or disagreement, (1) between the two parties signatory hereto; (2) between either of the parties signatory hereto and a third party; or (3) between individuals, corporations or unions not signatory to this agreement.

         In order to safeguard the Union from responsibility under the Labor Management Relations Act of 1947, as amended, for violation of this clause by irresponsible employees, it is agreed that where this clause has been breached such breach shall be just cause of the Company to discipline the employee or employees involved, provided, however, that the Union shall not be liable for damages resulting from such violation, unless the Union has authorized the violation or condoned it by failing to notify in writing the Company, other unions and employees that such violation is an unauthorized breach of contract and that picket lines should not be recognized, as well as to use all reasonable means by personal contact and otherwise to stop an impending or actual breach of this provision.

                                  ARTICLE XXII

                                    VALIDITY

         If any provision of this agreement or the application of such provision to any person or circumstances shall be held invalid, the remainder of this agreement or the application of such provision to other persons or circumstances shall not be affected hereby.

                                  ARTICLE XXIII

                               GRIEVANCE PROCEDURE

A. With reference to this agreement, a grievance is defined as any dispute between parties or between the Company and employees under the jurisdiction of the Union as to any matter involving the interpretation or application of this agreement.

B. Changes in general business practice, the opening and closing, transferring or leasing of departments, the stocking of lines of merchandise and other matters of similar nature not relating primarily and directly to the day-to-day working conditions of employees and the relations with supervisors, the selection of employees for promotion to positions outside the jurisdiction of the Union, and all matters involving Company rights as set forth in Article V, shall not be subject to grievance procedure and shall not be arbitrable.

C. In the event of a disagreement between the parties as to whether a grievance is arbitrable, the matter at issue shall be referred to an impartial arbitrator, as provided in Article XXIV, Section A, for final decision as to the fact of arbitrability before consideration of the merits of the grievance.

D. Subject to the provisions of Section A to C, inclusive of this Article, the following procedure shall be observed in the settlement of grievances and it shall be the right of the aggrieved employee, on request, to be present in all steps of the procedure.

E. The employee who is the grievant shall present the grievance in writing, sign it and process it in Step 1 below within five (5) business days after the incident giving rise to the alleged grievance.

         1. The aggrieved employee and/or the Business Agent shall attempt to adjust the matter at issue with the appropriate manager.

         2. If the parties are unable to adjust the matter satisfactorily, the grievance shall be submitted in writing by the Union to the Labor Relations Manager within two (2) working days after its presentation in Step 1. Within five (5) days thereafter, the Chief Business Agent and/or the Business Agent of the respective division of the aggrieved employee representing the Union, shall attempt to adjust the matter at issue with the Labor Relations Manager representing the Company.

         3. Failing satisfactory settlement between the parties within seven (7) days after its presentation in Step 2, the matter shall be referred to the Vice-President of Personnel and the Chief Business Agent of the Union.


                                  ARTICLE XXIV

                                   ARBITRATION

A. If all the previous efforts have failed to adjust the grievance, provided, however, that the question at issue is not in conflict with any other provision of this agreement, upon written request of either party, mailed or delivered within seven (7) business days after the completion of the presentation of the grievance in Step 3, the matter shall be referred to an impartial arbiter, to be selected by the Company and the Union in accordance with the following procedure.

B. If the Company and the Union are unable to agree upon the selection of an impartial arbiter within seven (7) business days after receipt by either party of such written request by the other party, the matter at issue shall be referred for adjudication to an arbitrator, to be selected under the rules and procedures of the American Arbitration Association, whose authority shall be final and binding on the parties. The cost of such arbitration proceeding shall be divided equally between the Company and the Union, except that the party requesting any postponement shall pay the costs, if any, charged by the arbitrator for such postponement.

         IN WITNESS WHEREOF the parties hereto have executed this agreement by their duly authorized agents on the 15th day of April, 1998.


FILENE'S BASEMENT INCORPORATED

BY: /s/ DEBORAH FELIX
    ------------------------------
    DEBORAH FELIX





UNITED FOOD & COMMERCIAL WORKERS UNION LOCAL 1445

BY: /s/ RICHARD CHARRETTE
    ------------------------------
    RICHARD CHARRETTE

                                      INDEX

ARTICLE                                                                   PAGE

         Agreement                                                          1
         Arbitration                                                       40
         Checkoff                                                           5
         Company Rights                                                     5
         Contractual Obligation                                            38
         Contributions                                                     31
         Discounts                                                         29
         Flex Force                                                        46
         Funeral Leave                                                     16
         Greater Boston Distribution Center                                41
         Grievance Investigation                                           30
         Grievance Procedure                                               39
         Insurance                                                         32
         Jurisdiction                                                       2
         Leave of Absence                                                  29
         Overtime                                                          14
         Promotions, Transfers & Layoffs                                   22
         Publicity & Announcements                                         31
         Recognition                                                        1
         Separation Allowance                                              25

         Uniforms                                                          32
         Use of Company Records                                            26
         Vacations                                                         26
         Validity                                                          38
         Wages                                                             17
         Working Schedules/Holidays                                         6